Filed pursuant to Rule 433
                                                          File No. 333-130755-05

BACM 2006-6 - Pre-Pricing Update No. 2

Banc of America Commercial Mortgage Inc., Commercial Mortgage
Pass-Through Certificates, Series 2006-6 $2.46B** NEW ISSUE CMBS

Joint Bks: Banc of America Securities LLC/Bear, Stearns & Co. Inc. Co-Lead Mgrs: Banc of America Securities LLC/Bear, Stearns & Co. Inc. Co-Mgrs: Citigroup / Morgan Stanley
Rating Agencies: Moody's and S&P

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.

Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IRS CIRCULAR 230 NOTICE: THIS MATERIAL IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS MATERIAL IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

November 17, 2006

UPDATE No. 2 to the Structural and Collateral Information Free Writing Prospectus dated November 2006 (the "Term Sheet FWP"), the Free Writing Prospectus dated November 10, 2006 (the "November 10 FWP") and Update No. 1 to the Term Sheet FWP and November 10 FWP.

Banc of America Commercial Mortgage Inc., Commercial Mortgage Pass-Through Certificates, Series 2006-6

COLLATERAL UPDATE

1. EZ Storage Portfolio Loan Description. Annex A to this Update contains revisions to the summary of Loan No. 3403489 in the Term Sheet FWP and Annex A, Annex E and elsewhere in the November 10 FWP. In addition, the following paragraph will be added to the end of subsection entitled "The Properties" within the "Additional information" section in the Term Sheet FWP and Annex E to the November 10 FWP:

      Approximately eight of the EZ Storage Portfolio Mortgaged Properties are currently or are expected to be subject to environmental operation and maintenance programs. Three additional EZ Storage Portfolio Mortgaged Properties are subject to, among other things, additional environmental testing, on-going environmental clean-up and related obligations to obtain no further action determinations by the applicable governmental authority. In addition to the environmental reserve to address these obligations the lender required an environmental insurance policy with an aggregate coverage limit of $15,000,000.

2. General Loan Information Updates. Annex B to this Update contains updates and corrections to certain Mortgage Loan information included in Annex A, Annex E and elsewhere in the November 10 FWP.

3. Summary Pool Information. Annex C to this Update contains certain updated summary information concerning Loan Group 1 and the Mortgage Pool included in Annex A and elsewhere in the November 10 FWP.

STRUCTURE UPDATE

1. A-SB Schedule. Annex D to this Update contains the Class A-SB Planned Principal Balance Table (Annex D to the November 10 FWP).

2. Class Balances. Annex E to this Update No. 2 shows updated information regarding class balances from the November 10 FWP (referenced footnotes are in "EXECUTIVE SUMMARY" in the November 10 FWP).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and the other underwriters and their respective affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IRS CIRCULAR 230 NOTICE: THIS MATERIAL IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS MATERIAL IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

BACM 06-6 Red to Black Changes - ANNEX A

      Loan Number    Property Name                                              Field
------------------------------------------------------------------------------------------------------------------------------------
 1      3403489      EZ Storage                                                 EZ Storage Rate Change
 2      3403489      EZ Storage                                                 EZ Storage Note Date
 3      3403489      EZ Storage                                                 Removed Wayne and Utica Properties from EZ Storage
                                                                                Portfolio
 4      3403489      EZ Storage                                                 Cut-off Balance
 5      3403489      EZ Storage                                                 Original Balance
 6      3403489      EZ Storage                                                 Maturity Date Balance
 7      3403489      EZ Storage (Rollup)                                        Appraisal Value
 8      3403489      EZ Storage Portfolio - Billerica, MA                       Appraisal Value
 9      3403489      EZ Storage Portfolio - Clinton Township (Romeo Plank), MI  Appraisal Value
10      3403489      EZ Storage Portfolio - Roseville I, MI (East Twelve Mile)  Appraisal Value
11      3403489      EZ Storage Portfolio - Burnsville, MN                      Appraisal Value
12      3403489      EZ Storage Portfolio - Woodbury, MN                        Appraisal Value
13      3403489      EZ Storage                                                 Payment
14      3403489      EZ Storage                                                 UW DSCR NOI
15      3403489      EZ Storage                                                 UW DSCR NCF
16      3403489      EZ Storage                                                 T-12 DSCR NOI
17      3403489      EZ Storage                                                 T-12 DSCR NCF
18      3403489      EZ Storage                                                 Full Year 2005 DSCR NOI
19      3403489      EZ Storage                                                 Full Year 2005 DSCR NCF
20      3403489      EZ Storage                                                 Full Year 2004 DSCR NOI
21      3403489      EZ Storage                                                 Full Year 2004 DSCR NCF
22      3403489      EZ Storage                                                 LTV at Cut-off
23      3403489      EZ Storage                                                 LTV at Maturity
24      3403489      EZ Storage                                                 # of Units
25      3403489      EZ Storage                                                 Balance per Unit
26      3403489      EZ Storage                                                 Portfolio Occupancy
27      3403489      EZ Storage                                                 Existing Additional Debt Amount
28      3403489      EZ Storage                                                 Existing Additional Debt Description
29      3403489      EZ Storage Portfolio - South Euclid, OH                    Year Renovated
30      3403489      EZ Storage                                                 Borrower
31      3403489      EZ Storage                                                 Borrower Principals
32      3403489      EZ Storage                                                 Initial Debt Service Deposit
33      3403489      EZ Storage                                                 Net Rentable Area
34      3403489      EZ Storage                                                 Term sheet "The Properties" Paragraph

     Loan Number                      RED Value                                  BLACK Value
------------------------------------------------------------------------------------------------------------
 1     3403489                                             5.695%                                 5.647105%
 2     3403489                                                TBD                                  11/17/06
 3     3403489                                      50 Properties                             48 Properties
 4     3403489                                        154,564,000                               150,000,000
 5     3403489                                        154,564,000                               150,000,000
 6     3403489                                        154,564,000                               150,000,000
 7     3403489                                        376,110,000                               362,820,000
 8     3403489                                          8,300,000                                 7,500,000
 9     3403489                                          6,140,000                                 5,290,000
10     3403489                                          7,760,000                                 7,340,000
11     3403489                                          3,460,000                                 2,510,000
12     3403489                                          5,960,000                                 5,060,000
13     3403489                                         743,722.97                                715,692.13
14     3403489                                               1.33                                      1.35
15     3403489                                               1.31                                      1.33
16     3403489                                               1.00                                      1.07
17     3403489                                               0.98                                      1.04
18     3403489                                               1.06                                      1.11
19     3403489                                               1.04                                      1.09
20     3403489                                               1.06                                      1.10
21     3403489                                               1.06                                      1.10
22     3403489                                              82.2%                                     82.7%
23     3403489                                              82.2%                                     82.7%
24     3403489                                             32,061                                    30,800
25     3403489                                           9,641.87                                  9,740.26
26     3403489                                              73.8%                                     76.1%
27     3403489                                        183,064,000                               178,500,000
                    Pari Passu (A-2: 154,564,000); Mezzanine       Pari Passu (A-2: 150,000,000);
28     3403489      (28,500,000)                                   Mezzanine (28,500,000)
29     3403489                                                                                         2004
                       SS Detroit, LLC; SS Hingham, LLC; SS MNRI,      SS Detroit, LLC; SS Hingham, LLC; SS
                            LLC; SS Minnesota, LLC; SS MNMI, LLC;    MNRI, LLC; SS Minnesota, LLC; SS MNMI,
                              Chelmsford, LLC; SS Mamnoh, LLC; SS     LLC; Chelmsford, LLC; SS Mamnoh, LLC;
                      Cleveland Heights, LLC; SS North Bend, LLC;       SS Cleveland Heights, LLC; SS North
                         SS Brighton MA, LLC; SS Reading, LLC; SS        Bend, LLC; SS Brighton MA, LLC; SS
                       Hiawatha II, LLC; SS South Euclid, LLC; SS     Reading, LLC; SS Hiawatha II, LLC; SS
                        MITX, LLC; SS Ferndale, LLC; SS Michigan,        South Euclid, LLC; SS MITX, LLC;SS
                     LLC; SS Eastpointe II, LLC; SS Lincoln Park,       Ferndale, LLC; SS Michigan, LLC; SS
30     3403489                  LLC; SS Utica, LLC; SS Wayne, LLC  Eastpointe II, LLC; SS Lincoln Park, LLC
                                                                           The borrower principals are Kurt
                                                                        O'Brien and V.P. Mini Storage, Inc.
                                                                    V.P. Mini Storage, Inc. is wholly owned
31     3403489            The borrower principal is Kurt O'Brien.                 by the Duval Corporation.
32     3403489                                          6,400,000                                 5,400,000
33     3403489                                          3,819,392                                 3,699,052
                                                                   The EZ Storage Portfolio Mortgaged
                                                                   Properties consist of fee simple
                    The EZ Storage Portfolio Mortgaged             interests in forty-eight self storage
                    Properties consist of fee simple interests     facilities containing a total of 30,800
                    in 50 self storage facilities containing a     units located in six states: Michigan
                    total of 32,061 units located in six states:   (24 properties, 15,239 units, 49.5% of
                    Michigan (26 properties, 16,500 units, 51.5%   total units), Minnesota (9 properties
                    of total units), Minnesota (9 properties       5,211 units, 16.9%), Massachusetts (8
                    5,211 units, 16.3%), Massachusetts (8          properties, 6,253 units, 20.3%), Ohio
                    properties, 6,253 units, 19.5%), Ohio (5       (5 properties, 2,893 units, 9.4%),
                    properties, 2,893 units, 9.0%), Texas (1       Texas (1 property, 686 units, 2.2%) and
                    property, 686 units, 2.1%) and Rhode Island    Rhode Island (1 property, 518 units,
                    (1 property, 518 units, 1.6%). The EZ          1.7%). The EZ Storage Portfolio
                    Storage Portfolio Mortgaged Properties were    Mortgaged Properties were built between
34     3403489      built between 1946 and 2006.                   1946 and 2006.

BACM 06-6 Red to Black Changes - ANNEX B

   Loan Number  Property Name                       Field                   RED Value                     BLACK Value
   -----------  -------------                       -----          -------------------------------------------------------------
1    3402733    Sunrise Marketplace                 Servicing Fee                       0.0400%                         0.0300%
2    3403071    Registry at Windsor Park            Servicing Fee                       0.0400%                         0.0300%
3    3403055    Ocean Park Apartments               Servicing Fee                       0.0500%                         0.0400%
4    3402404    Enclave at Mary's Creek Apartments  Servicing Fee                       0.0600%                         0.0500%
                                                                   "The lease provides for       "The lease provides for
                                                                   annual rate increases of      annual rate increases of
5    3403673    LNR Warner Center                   Term Sheet     20% to 30%."                  approximately 2.0% to 3.0%."
6     13048     Point of the Southwest              UW DSCR NCF                            1.21                            1.20
7     19318     MarQueen Hotel                      UW DSCR NCF                            1.39                            1.38

BACM 06-6 Red to Black Changes - ANNEX C

   Loan Number     Property Name         Field                                     RED Value                     BLACK Value
   -----------     -------------         -----                              ------------------------------------------------------
 1  Whole Pool     Whole Pool            Total pool Cut-off Date Balance            2,466,772,204                   2,462,208,204
 2  Whole Pool     Whole Pool            Total pool Original Balance                2,467,110,840                   2,462,546,840
 3  Whole Pool     Whole Pool            Total pool Maturity Date Balance           2,360,640,469                   2,356,076,469
 4  Whole Pool     Whole Pool            Number of Properties                                 180                             178
 6  Whole Pool     Whole Pool            Mortgage Rate                                     5.877%                          5.874%
 7  Whole Pool     Whole Pool            Admin Fee                                         0.029%                          0.028%
 8  Whole Pool     Whole Pool            Net Mortgage Rate                                 5.848%                          5.846%
 9  Whole Pool     Whole Pool            UWNCF DSCR                                          1.35                            1.36
                                                                                                   Some appraised values may
                                                                                                   contain value for FF&E or
10  Footnotes      Footnotes to Annex A  Footnote 5)                                               Personal Property.
11   Group 1       Group 1               Cut-off Balance                            2,036,862,043                   2,032,298,043
12   Group 1       Group 1               Number of Properties                                 147                             145
13   Group 1       Group 1               LTV at Maturity                                    69.2%                           69.3%
14   Group 1       Group 1               Mortgage Rate                                     5.865%                          5.862%

ANNEX D

                      Class A-SB Planned Principal Balance

Period    Date                     Ending Balance ($)
  0                                56,830,000.00
  1       12/10/2006               56,830,000.00
  2        1/10/2007               56,830,000.00
  3        2/10/2007               56,830,000.00
  4        3/10/2007               56,830,000.00
  5        4/10/2007               56,830,000.00
  6        5/10/2007               56,830,000.00
  7        6/10/2007               56,830,000.00
  8        7/10/2007               56,830,000.00
  9        8/10/2007               56,830,000.00
 10        9/10/2007               56,830,000.00
 11       10/10/2007               56,830,000.00
 12       11/10/2007               56,830,000.00
 13       12/10/2007               56,830,000.00
 14        1/10/2008               56,830,000.00
 15        2/10/2008               56,830,000.00
 16        3/10/2008               56,830,000.00
 17        4/10/2008               56,830,000.00
 18        5/10/2008               56,830,000.00
 19        6/10/2008               56,830,000.00
 20        7/10/2008               56,830,000.00
 21        8/10/2008               56,830,000.00
 22        9/10/2008               56,830,000.00
 23       10/10/2008               56,830,000.00
 24       11/10/2008               56,830,000.00
 25       12/10/2008               56,830,000.00
 26        1/10/2009               56,830,000.00
 27        2/10/2009               56,830,000.00
 28        3/10/2009               56,830,000.00
 29        4/10/2009               56,830,000.00
 30        5/10/2009               56,830,000.00
 31        6/10/2009               56,830,000.00
 32        7/10/2009               56,830,000.00
 33        8/10/2009               56,830,000.00
 34        9/10/2009               56,830,000.00
 35       10/10/2009               56,830,000.00
 36       11/10/2009               56,830,000.00
 37       12/10/2009               56,830,000.00
 38        1/10/2010               56,830,000.00
 39        2/10/2010               56,830,000.00
 40        3/10/2010               56,830,000.00
 41        4/10/2010               56,830,000.00
 42        5/10/2010               56,830,000.00
 43        6/10/2010               56,830,000.00
 44        7/10/2010               56,830,000.00
 45        8/10/2010               56,830,000.00
 46        9/10/2010               56,830,000.00
 47       10/10/2010               56,830,000.00
 48       11/10/2010               56,830,000.00
 49       12/10/2010               56,830,000.00
 50        1/10/2011               56,830,000.00
 51        2/10/2011               56,830,000.00
 52        3/10/2011               56,830,000.00
 53        4/10/2011               56,830,000.00
 54        5/10/2011               56,830,000.00
 55        6/10/2011               56,830,000.00
 56        7/10/2011               56,830,000.00
 57        8/10/2011               56,830,000.00
 58        9/10/2011               56,830,000.00
 59       10/10/2011               56,613,455.33
 60       11/10/2011               51,194,093.77
 61       12/10/2011               50,297,598.81
 62        1/10/2012               49,505,582.40
 63        2/10/2012               48,709,442.77
 64        3/10/2012               47,691,702.35
 65        4/10/2012               46,886,120.35
 66        5/10/2012               45,967,922.55
 67        6/10/2012               45,153,366.74
 68        7/10/2012               44,226,439.36
 69        8/10/2012               43,402,817.46
 70        9/10/2012               42,574,907.60
 71       10/10/2012               41,621,238.84
 72       11/10/2012               40,766,942.54
 73       12/10/2012               39,797,403.49
 74        1/10/2013               38,933,614.54
 75        2/10/2013               38,065,329.51
 76        3/10/2013               36,861,497.36
 77        4/10/2013               35,982,428.10
 78        5/10/2013               34,966,889.17
 79        6/10/2013               31,616,117.16
 80        7/10/2013               30,596,584.34
 81        8/10/2013               29,684,632.69
 82        9/10/2013               28,767,937.60
 83       10/10/2013               26,555,033.40
 84       11/10/2013               26,355,033.40
 85       12/10/2013               26,155,033.40
 86        1/10/2014               25,955,033.40
 87        2/10/2014               25,789,996.08
 88        3/10/2014               24,518,641.51
 89        4/10/2014               23,572,289.94
 90        5/10/2014               22,510,855.24
 91        6/10/2014               21,554,068.91
 92        7/10/2014               20,482,483.53
 93        8/10/2014               19,515,155.35
 94        9/10/2014               18,542,799.39
 95       10/10/2014               17,456,068.21
 96       11/10/2014               16,473,010.56
 97       12/10/2014               15,375,869.01
 98        1/10/2015               14,381,999.81
 99        2/10/2015               13,382,964.72
100        3/10/2015               12,053,368.31
101        4/10/2015               11,042,231.64
102        5/10/2015                9,917,775.44
103        6/10/2015                8,895,538.98
104        7/10/2015                7,760,285.15
105        8/10/2015                6,726,834.95
106        9/10/2015                5,688,012.89
107       10/10/2015                4,536,624.97
108       11/10/2015                3,486,418.90
109       12/10/2015                2,323,956.86
110        1/10/2016                1,262,249.91
111        2/10/2016                  195,024.06
112        3/10/2016                       (0.00)

(1)  Amounts may vary from actual amounts due to rounding.

ANNEX E

OFFERED CERTIFCATES
                            Certificate
                            Balance or
                            Notional
Class                       Amount (2)
A-1(4)                   $   40,000,000
A-2(4)                   $  481,700,000
A-3(4)                   $  285,000,000
A-SB(4)                  $   56,830,000
A-4(4)                   $  430,105,000
A-1A(4)                  $  429,910,000
XP                       $       TBD(6)
A-M                      $  246,220,000
A-J                      $  193,900,000
B                        $   49,244,000
C                        $   24,622,000

PRIVATE CERTIFICATES - NOT OFFERED HEREBY (7)
                            Certificate
                            Balance or
                            Notional
Class                       Amount (2)
D                        $   30,778,000
E                        $   30,777,000
F                        $   27,700,000
G                        $   27,700,000
H                        $   30,778,000
J                        $    6,155,000
K                        $    9,233,000
L                        $    9,234,000
M                        $    3,078,000
N                        $    9,233,000
O                        $    9,233,000
P                        $   30,778,204
XC                       $2,462,208,204 (8)